Exhibit 99.4

Form 4 Supplemental Joint Filer Information

Name:	Path Spirit Limited

Address:	10 Norwich Street
London EC4A 1BD
United Kingdom

Designated Filer:	Anholt Investments Ltd.

Issuer & Ticker Symbol:	Compass Diversified Holdings (CODI)

Date of Event Requiring Statement:	December 18, 2018

Path Spirit Limited

	By:	/s/ Matthew Gibbons, Director